Exhibit 23.2

September 27, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Stanford Management Ltd. (the “Company”). We have read the Company’s SB-2/A #16 dated September 27, 2006 and are in agreement with the disclosure in Item 23, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

05/O/NETMEASURE.SEC.EL.10.24.05
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